Exhibit 99.1

Press Release & Investor Call

IoT, Remote Monitoring Solutions Provider Acorn Reports Continued Growth, Strong Gross Margin and Business Momentum in Q1

Investor Call Today at 11am ET

Wilmington, DE – May 13, 2022 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of Internet of Things (IoT) remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, announced improved results for its first quarter (Q1’22) ended March 31, 2022 driven by increased hardware revenue and continued improvement in gross margin. Acorn will host a conference call today at 11:00 a.m. ET to review its results and outlook and to answer investor questions (call details below).

Summary Financial Results

($ in thousands)

($ in thousands)	Q1’22	Q1’21	% CHG
Hardware revenue	$761	$697	9.2%
Monitoring revenue	2,990	1,008	-1.8%
Total revenue *	$1,751	$1,705	2.7%
Gross profit	$1,258	$1,210	4.0%
Gross margin	71.8%	71.0%

* All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

Non-GAAP Measure

Reconciliation of GAAP Revenue to Cash-Basis Revenue

($ in thousands)

	Q1’22	Q1’21

Total GAAP revenue	$1,751	$1,705
Less: Amortization of deferred revenue	(1,504)	(1,458)
Plus: Sales recorded to deferred revenue	1,803	1,384
Total cash-basis revenue **	$2,050	$1,631
Year-over-year growth	25.7%

**See definition of non-GAAP measure below.

Jan Loeb, Acorn’s CEO, commented, “Despite various macro challenges, OmniMetrix generated cash-basis revenue growth of 25.7% in the first quarter, outpacing our 20% cash-basis revenue growth target for fiscal year 2022, driven by continued strength in hardware sales. Hardware sales are amortized over a three-year period for GAAP and thus increased only 9.2% on a GAAP revenue basis.

“Our hardware sales remained strong in Q1, as we continue to benefit from the sale of next-generation monitoring equipment to replace older units utilizing 3G technology. The end of 3G support by most wireless providers has necessitated the sunsetting of legacy monitoring units and benefitted the sale of next-generation monitors. This trend is having a short-term negative impact on monitoring revenue growth due to some related contract churn.

“Our gross margin ticked up to 72% from 71% despite increases in various costs to deliver our solutions. Next-generation monitoring equipment tends to carry higher margins due to creative enhancements that provide greater value to customers, as well as design improvements and production economies which reduce our unit costs. We also implemented a modest price increase last fall to partially offset rising costs.

“We generated strong operating cash flow of $221,000 in Q1’22, while also investing $159,000 in technology. This investment was primarily for a new Azure cloud-hosted environment that will offer us greater flexibility and enhanced performance as we grow and add connections.

“When considering our financials, it is important to note that we recorded no tax expense in Q1’22 or in fiscal 2021 as a result of Acorn’s over $70M of net operating loss (NOL) carryforwards. Our NOLs should largely shield the company from paying cash income taxes for the foreseeable future, providing a significant benefit to operating cash flow.

“Many of today’s challenges represent opportunities for OmniMetrix, as we enable more cost-effective remote monitoring of mission-critical equipment and systems, often in remote locations. Data and insights gleaned from monitoring also allow operators to improve their efficiency and bottom line through reduced downtime of commercial and industrial systems.

“As companies deal with rapidly rising labor and fuel costs, increasing environmental pressures and violent weather patterns, the value and return on investment of our solutions grows. OmniMetrix solutions reduce the amount of travel, people, time, emissions, costs and environmental impact involved in monitoring and maintaining equipment in the field.

“Given our leadership in the remote monitoring industry, we see substantial opportunities for growth in the under-penetrated commercial and industrial markets we currently serve, as well as in new adjacent markets. We also have the financial strength to support our growth as well as the potential for growth through partnership or acquisition.

“We have been successful so far in mitigating impacts from global supply chain issues by actively managing inventory of key components and inputs. As of today, we do not expect supply issues or rising costs to have a material adverse impact on our business, and we remain confident in our goal of 20% average annual cash-basis sales growth.”

Additional Financial Highlights

●	Revenue rose to $1,751,000 in Q1’22 from $1,705,000 in Q1’21, reflecting a 9% increase in hardware and accessories sales and a 2% decrease in GAAP monitoring revenue. The increase in hardware revenue was due to an increase in the number of TG-2 and Hero-2 units sold during the first quarter of 2022, offset by approximately $112,000 in revenue recognized in the first quarter of 2021 from the sale of custom TG Pro units that were monitored by the customer and thus the revenue was not deferred. Custom unit orders are designed to a specific commercial customer’s specifications and we did not have any custom unit orders in the three months ended March 31, 2022. Hardware revenue during the three months ended March 31, 2021, excluding the revenue from the sale of the custom units, was approximately $585,000; thus, the increase in hardware revenue excluding custom units was approximately 30%. The decrease in GAAP monitoring revenue was due to the impact of the connections that dropped off as a result of sunsetting 3G technology.

●	Q1’22 gross profit increased to $1,258,000, reflecting a gross margin of 72%, compared to a gross profit of $1,210,000 with a 71% gross margin in Q1’21. Gross margin improved despite increases in cost of sales, due both to the price increase implemented by OmniMetrix in September 2021 to offset increasing costs and to improved gross margin on monitoring revenue. The increase in gross margin on monitoring resulted from the successful negotiation with our carrier of a more favorably-structured cellular data rate plan for OmniMetrix’s business that was effective in March 2021.

●	Total operating expense increased 17% to $1,380,000 in Q1’22 vs. $1,184,000 in Q1’21, reflecting increases in selling, general and administrative expenses (SG&A) and research and development (R&D) expenses. SG&A expenses increased $176,000, primarily due to an increase of $73,000 in personnel expenses, as well as to increased travel, trade show and corporate expenses, including audit fees. R&D costs increased $20,000 due to salary increases for the company’s engineering team effective September 2021 and expenses related to the continued development of next generation products and potential new product lines.

●	On a consolidated basis, the company generated an operating loss of $122,000 in Q1’22 versus operating income of $26,000 in Q1’21, with the loss due to higher operating costs, as described above.

Liquidity and Cash Flow

Consolidated cash was $1,784,000 at March 31, 2022, compared to $1,722,000 at December 31, 2021.

Cash generated from operating activities increased by $153,000 to $221,000 in Q1’22, as compared to $68,000 in Q1’21, primarily related to deferred revenue from sales in the current year period. The company invested $57,000 in inventory in Q1’22, following inventory investments of $381,000 in fiscal 2021. Inventory investments are part of a continued effort to mitigate procurement issues for key components and materials given global supply chain disruptions.

The Company also continued to invest in technology and software development, using $157,000 in Q1’22, following $317,000 of investments in 2021. The investments were primarily for the development and design of the company’s new Azure cloud-hosting environment and a new enhanced user interface for our customers, as well as other minor hardware and software upgrades. These investments create a more agile technology infrastructure for the company’s future growth.

Acorn reminds investors that its operations could be materially affected by continued supply chain disruptions, new outbreaks of COVID-19 or variants, and economic uncertainty, which could include material adverse impacts on the Company’s operations, financial position, cash flows and reported results.

Investor Call Details

Date/Time:	Friday, May 13th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net) Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable. The company monitors thousands of assets for customers, which include 25 Fortune/Global 500 companies. OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities in addition to residential back-up generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2022	2021

Revenue	$1,751	$1,705
Cost of sales	493	495
Gross profit	1,258	1,210
Operating expenses:
Research and development expense	198	178
Selling, general and administrative expense	1,182	1,006
Total operating expenses	1,380	1,184
Operating (loss) income	(122)	26
Finance expense, net	—	(4)
(Loss) income before income taxes	(122)	22
Income tax expense	—	—
Net (loss) income	(122)	22
Non-controlling interest share of net income	(1)	(2)
Net (loss) income attributable to Acorn Energy, Inc. shareholders	$(123)	$20

Basic and diluted net (loss) income per share attributable to Acorn Energy, Inc. shareholders:
Total attributable to Acorn Energy, Inc. shareholders	$0.00	$0.00
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted:
Basic	39,688	39,688
Diluted	39,688	39,861

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of March 31, 2022	As of December 31, 2021
ASSETS
Current assets:
Cash	$1,784	$1,722
Accounts receivable, net	820	876
Inventory, net	674	617
Deferred cost of goods sold	851	799
Other current assets	208	229
Total current assets	4,337	4,243
Property and equipment, net	656	517
Right-of-use assets, net	374	399
Deferred cost of goods sold	797	714
Other assets	183	169
Total assets	$6,347	$6,042
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$516	$457
Accrued expenses	227	164
Deferred revenue	3,652	3,541
Current operating lease liabilities	109	107
Other current liabilities	35	34
Total current liabilities	4,539	4,303
Long-term liabilities:
Deferred revenue	2,040	1,852
Noncurrent operating lease liabilities	308	336
Other long-term liabilities	13	12
Total long-term liabilities	2,361	2,200
Commitments and contingencies
Deficit:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share: Authorized – 42,000,000 shares; Issued – 39,687,589 shares at March 31, 2022 and December 31, 2021	397	397
Additional paid-in capital	102,835	102,804
Accumulated deficit	(100,757)	(100,634)
Treasury stock, at cost – 801,920 shares at March 31, 2022 and December 31, 2021	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ deficit	(561)	(469)
Non-controlling interests	8	8
Total deficit	(553)	(461)
Total liabilities and deficit	$6,347	$6,042

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (IN THOUSANDS)

	Three months ended March 31,
	2022	2021
Cash flows provided by operating activities:
Net (loss) income	$(122)	$22
Depreciation and amortization	20	18
Non-cash lease expense	29	29
Stock-based compensation	31	15
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	56	(39)
Increase in inventory	(57)	(7)
(Increase) decrease in deferred cost of goods sold	(135)	61
Decrease (increase) in other current assets and other assets	7	(15)
Increase (decrease) in deferred revenue	299	(74)
Decrease in operating lease liability	(30)	(30)
Increase in accounts payable, accrued expenses, other current liabilities and non-current liabilities	123	88
Net cash provided by operating activities	221	68

Cash flows used in investing activities:
Investments in technology	(157)	(8)
Other capital investments	(2)	—
Net cash used in investing activities	(159)	(8)

Cash flows used in financing activities:
Short-term credit, net	—	(149)

Net increase (decrease) in cash	62	(89)
Cash at the beginning of the year	1,722	2,063
Cash at the end of the period	$1,784	$1,974

Supplemental cash flow information:
Cash paid during the year for:
Interest	$—	$4

Non-cash investing and financing activities:
Accrued preferred dividends to former CEO of OmniMetrix	$1	$1

Definition of Non-GAAP Measure

OmniMetrix monitoring systems include the sale of equipment and of monitoring services. The majority of the sales of OmniMetrix equipment do not qualify as a separate unit of accounting. As a result, revenue (and related costs) associated with sale of equipment are recorded to deferred revenue (and deferred charges) upon shipment for PG and CP monitoring units. Revenue and related costs with respect to the sale of equipment are recognized over the estimated life of the units which is currently estimated to be three years. In the rare instance that a specific sale of OmniMetrix equipment does qualify as a separate unit of accounting (the unit is custom designed and sold without monitoring), the revenue is recognized when the unit is shipped to the customer and not deferred. Revenues from the prepayment of monitoring fees (generally paid twelve months in advance) are initially recorded as deferred revenue upon receipt of payment from the customer and then amortized to revenue over the monitoring service period. Acorn has provided a non-GAAP financial measure of cash-basis revenue (sales) to aid investors in better understanding our sales performance. Acorn believes this non-GAAP measure assists investors by providing additional insight into our operational performance and helps clarify sales trends. For comparability of reporting, management considers non-GAAP measures in conjunction with generally accepted accounting principles (GAAP) financial results in evaluating business performance. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.